FORM OF LOAN AGREEMENT and PROMISSORY NOTE
EXTENSION AGREEEMENT

This Loan Agreement and Promissory Note Extension Agreement (this “Extension Agreement”) is entered into by and between Northwest Biotherapeutics, Inc. , a Delaware corporation (the “ Maker ” or the “ Company ”) and ________, (“_______” or the “ Holder ”).

WHEREAS, the Company and Holder previously entered into a Loan Agreement and Promissory Note effective as of _______, 2008 (the “Loan Agreement”), under which Farmer provided financing of $_________ to the Company;

WHEREAS, the maturity date under the Loan Agreement for repayment of the $___________ (the “Repayment Amount”), comprising $_______ of principal and $__________of interest, was__________, 2008 (the “Original Maturity Date”);

WHEREAS, the Company and Holder desire to make an extension of the maturity date of the Loan Agreement and execute a separate additional convertible note for the purpose of funding the opening of foreign treatment centers now ready to begin accepting patients;

NOW THEREFORE , in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.    Extension of Maturity

 The Loan Agreement is hereby amended to provide that the maturity date thereunder shall be extended from _____, 2009 to ______, 2010 (the “Extended Maturity Date”). All other provisions of the original Loan Agreement shall remain unchanged including, without limitation, the interest rate of one percent (1%) per month.

SECTION 2.    Compensation

 In consideration of the additional extension of the maturity date from _____, 2009 to the Extended Maturity Date, the Company shall issue to Holder additional warrants for the purchase of common stock of the Company equal to twenty five percent (25%) of the Repayment Amount under the Loan Agreement at an exercise price of twenty cents per share ($.20/share) (the “Additional Warrant”), on otherwise the same terms and conditions as the Initial Warrant, as set forth in the form of Warrant attached hereto as Attachment A and incorporated herein by reference. The combined total of the Initial Warrant and the Additional Warrant shall be equal to fifty percent (50%) of the Repayment Amount.

SECTION 3.    Miscellaneous

 This Extension Agreement sets forth the entire agreement of the parties as to the subject matter hereof, and supersedes all prior understandings between the parties, written or oral, regarding such subject matter. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto. This Agreement, and all rights, obligations and liabilities hereunder, will be governed by and construed under the laws of the State of Delaware, without giving effect to the conflicts of laws provisions.

 If one or more of the provisions of this Extension Agreement or the Warrant will be held invalid, illegal or unenforceable, the remaining provisions will not in any way be affected or impaired thereby. In the event any provision is held illegal or unenforceable, the parties will use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the provision held invalid, illegal or unenforceable.

IN WITNESS WHEREOF , the parties have set their hands and seals as of the date set forth on the first page hereof.

NORTHWEST BIOTHERAPEUTICS, INC.	[HOLDER]

By	By
Name:	Name:
Title:	Title: